Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of PRA Health Sciences, Inc. on Form S-1 (No. 333-198644) to be filed on or about October 7, 2014 of our report dated April 15, 2013, on our audits of the consolidated financial statements of CRI Holding Company, LLC and Subsidiaries as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Jenkintown, Pennsylvania
October 8, 2014

EXPERTS PARAGRAPH

The consolidated balance sheets of CRI Holding Company, LLC and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in members’ equity, and cash flows for each of the years in the two-year period ended December, 31, 2012 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein.  Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.